EXHIBT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-181691) pertaining to the Nortek, Inc. 2009 Omnibus Incentive Plan, as Amended & Restated, of our reports dated March 2, 2015, with respect to the consolidated financial statements and schedule of Nortek, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Nortek, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 2, 2015